                     MORGAN STANLEY INVESTMENT ADVISORS INC.
                                522 Fifth Avenue
                            New York, New York 10036

                                                              September 26, 2007

Morgan Stanley Series Funds
522 Fifth Avenue
New York, NY 10036

          Re: Morgan Stanley Diversified International Equity Fund

Gentlemen:

     We are purchasing from you today 2,500 shares of beneficial interest, of
$0.01 par value, of each of your Class A, Class B, Class C and Class D shares of the aforementioned portfolio, at a price of $10.00 per share, for an aggregate price of $100,000, to provide the initial capital you require pursuant to
Section 14 of the Investment Company Act of 1940 in order to make a public offering of your shares.

     We hereby represent that we are acquiring said shares for investment and not for distribution or resale to the public.

                                       Very truly yours,

                                       Morgan Stanley Investment Advisors Inc.

                                       By: /s/ Owen D. Thomas
                                           -------------------------------------
                                           Owen D. Thomas
                                           President and Chief Executive Officer